Exhibit 99.2

EXHIBIT B

Alpha Energy, Inc.

AUDIT
COMMITTEE
CHARTER

AUDIT COMMITTEE CHARTER

1.	Purpose

The purpose of the Audit Committee (the “Committee”) is to assist the Board of Directors (the “Board”) in fulfilling its oversight responsibilities by reviewing the financial information which will be provided to the shareholders and others; reviewing the systems of internal controls which management and the Board have established; overseeing the Company’s compliance with legal and regulatory requirements; appointing, retaining and overseeing the performance of independent accountants; overseeing the Company’s accounting and financial reporting processes and the audits of the Company’s financial statements; and monitoring compliance with the Company’s Code of Ethics and Business Conduct (the “Code”) and making certain determinations and providing other oversight as set forth in the Code and in the Company’s Supplemental Conflict of Interest Policies (the “COI Policies”).

The Committee will fulfill these responsibilities by carrying out the activities enumerated in Section 3 of the Charter. The Committee shall be given full and direct access to the Board Chairman, Company executives and employees and independent accountants as necessary to carry out these responsibilities. However, the Committee’s function is one of oversight only and shall not relieve the Company’s management of its responsibilities for preparing financial statements which accurately and fairly present the Company’s financial results and condition, or the responsibilities of the independent accountants relating to the audit or review of financial statements.

2.	Composition of the Committee

The Committee shall be comprised of not less than three directors, each of whom will be independent as required by Section 10A(m) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), any rules and regulations promulgated thereunder by the Securities and Exchange Commission, including Rule 10A-3(b)(1) (the “SEC”), and the rules of The Nasdaq Stock Market (“Nasdaq”). The Board shall appoint the members and the Chairman of the Committee on the recommendation of the Nomination and Governance Committee. Membership on the Committee shall rotate at the Board’s discretion. The Board shall fill any vacancies on the Committee and may remove a Committee member from the membership of the Committee at any time without cause.

No member of the Committee shall have participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the preceding three years. Each appointed Committee member shall be subject to annual reconfirmation and may be removed by the Board at any time.

All members of the Committee shall be able to read and understand fundamental financial statements, including a balance sheet, income statement and cash flow statement. At least one member of the Committee shall have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities and shall otherwise meet the requirements of applicable federal law, rules and regulations.

- 2

3.	Responsibilities and Duties

To fulfill its responsibilities and duties, the Committee shall:

1.	Review annually the Committee Charter for adequacy and recommend any changes to the Board.
2.

Review the significant accounting principles, policies and practices followed by the Company in accounting for and reporting its financial results of operations in accordance with generally accepted accounting principles (“GAAP”).

3.	Review the financial and risk management policies followed by the Company in operating its business activities.
4.

Review the Company’s annual audited financial statements, related disclosures, including the MD&A portion of the Company’s filings, and discuss with the independent accountants the matters required to be discussed by the auditing standards of the Public Company Accounting Oversight Board (“PCAOB”), including (a) the quality as well as acceptability of the accounting principles applied in the financial statements, and (b) new or changed accounting policies; significant estimates, judgments, uncertainties or unusual transactions; and accounting policies relating to significant financial statement items.

5.

Review any management letters or internal control reports prepared by the independent accountants or the Company’s internal auditors and responses to prior management letters, and review with the independent accountants the Company’s internal financial controls.

6.

Review the effectiveness of the independent audit effort, including approval of the scope of, and fees charged in connection with, the annual audit, quarterly reviews and any non-audit services being provided.

7.

Be directly responsible for the appointment, determination of the compensation for, retention and oversight of the work of the independent accountant employed to conduct the audit (including resolution of disagreements between the independent accountants and management regarding financial reporting) or other audit, review or attest services. The independent accountants shall report directly to the Committee.

8.

Pre-approve all audit services and permissible non-audit services by the independent accountants, as set forth in Section 10A of the Exchange Act and the rules and regulations promulgated thereunder by the SEC. The Committee may establish pre-approval policies and procedures, as permitted by Section 10A of the Exchange Act and the rules and regulations promulgated thereunder by the SEC, for the engagement of independent accountants to render services to the Company, including but not limited to policies that would allow the delegation of pre-approval authority to one or more members of the Committee, provided that any pre-approvals delegated to one or more members of the Committee are reported to the Committee at its next scheduled meeting.

- 3

9.	Review the hiring policies for any employees or former employees of the independent accountants.
10.

Obtain on an annual basis from the independent accountants the written disclosures and the letter required by the applicable requirements of the PCAOB and NASDAQ regarding relationships between the accountants and the Company, the independent accountants’ communications with the audit committee concerning independence, and such other matters as the Committee may request, and review and discuss with the accountants any disclosed relationships or services the accountants have with the Company which may affect the accountants’ independence and objectivity. The Committee is responsible for taking, or recommending that the full Board take, appropriate action to oversee the independence of the independent accountants.

11.

For each of the first three fiscal quarters and at year end, at a Committee meeting review with management the financial results, the proposed earnings press release and formal guidance which the Company may plan to offer, and review with the independent accountants the results of their review of the interim financial information and audit of the annual financial statements.

12.

Review management’s analysis of any significant accounting issues, changes, estimates, judgments or unusual items relating to the financial statements and the selection, application and effects of critical accounting policies applied by the Company (including an analysis of the effect of alternative GAAP methods) and review with the independent accountants the reports on such subjects delivered pursuant to Section 10A(k) of the Exchange Act and the rules and regulations promulgated thereunder by the SEC.

13.

Following completion of the annual audit, review separately with the independent accountants, internal control services department and management any significant difficulties encountered during the course of the audit.

14.

Review, at least annually, with the internal control services department and others the responsibilities and activities of that department and the Company’s internal control systems, the Company’s policies on compliance with laws and regulations, and the methods for monitoring compliance with such policies, and shall recommend improvements of such controls, policies, methods and procedures.

15.

Discuss guidelines and policies to govern the process by which risk assessment and risk management is undertaken by management, and discuss the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

16.

Review recommendations made by the independent accountant and such other matters in relation to the accounting, auditing and financial reporting practices and procedures of the Company as the Committee may, in its discretion, deem desirable in connection with the review functions if the Committee.

17.

Review compliance with the Company’s Code and Conflict of Interest Policies, and make determinations and exercise authority thereunder (including approvals with respect to conflict of interest issues), as expressly contemplated thereby. The Committee shall not have the power to grant waivers to the Code. Any waiver of the Code with respect to a director or executive officer may only be granted by the Board.

- 4

18.

Approve or disapprove of any related party transaction proposed by the Company after the Committee’s review for potential conflicts of interest. A transaction will be considered a “related party transaction” if the transaction would be required to be disclosed under Item 404 of Regulation S-K.

19.

Engage and determine funding for such independent professional advisers and counsel as the Committee determines are appropriate to carry out its functions hereunder. The Company shall provide appropriate funding to the Committee, as determined by the Committee, for payment of (1) compensation to the independent accountants for services approved by the Committee, (2) compensation to any outside advisers retained by the Committee, and (3) ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

20.	Report to the Board on a regular basis on the major events covered by the Committee and make recommendations to the Board and management concerning these matters.
21.

Perform any other activities consistent with this charter, the Company’s Bylaws and governing law as the Committee or the Board deems necessary or appropriate, including but not limited to the Company’s legal and regulatory compliance.

22.	Conduct appropriate review and oversight of related party transactions, as defined by applicable rules of Nasdaq, to which the Company is a party.
23.

Establish procedures for: (a) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and (b) the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

4.	Committee Meetings

The Committee will meet on a regular basis at least 4 times each year, and will hold special meetings as circumstances require. The timing of the meetings to be scheduled for an upcoming fiscal year shall be determined by the Committee prior to the beginning of such fiscal year. A calendar of proposed meetings will be reviewed by the Committee at the same time as the annual Committee Charter review. The calendar shall include appropriate meetings to be held separately with representatives of the independent accountants, management and the Internal Control Services department, including a meeting to conduct the reviews required under Section 3.13 above. In addition, the Committee will meet at any time that the independent accountants believe communication to the Committee is required.

At all Committee meetings, a majority of the total number of members shall constitute a quorum. All meetings shall be held subject to and in accordance with applicable sections of the Colorado Business Corporation Act. Minutes shall be kept of each meeting of the Committee.

- 5